As filed with the Securities and Exchange Commission on May 24, 2000
                                                   Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            -----------------------

                          ImClone Systems Incorporated
             (Exact name of registrant as specified in its charter)

                Delaware                                   04-2834797
     (State or other jurisdiction of                    (I.R.S. Employer
     incorporation or organization)                    Identification No.)

                               180 Varick Street
                               New York, NY 10014
                             Phone: (212) 645-1405
                           Facsimile: (212) 645-2054
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            -----------------------

                              John B. Landes, Esq.
                   Vice President, Legal and General Counsel
                               180 Varick Street
                               New York, NY 10014
                             Phone: (212) 645-1405
                           Facsimile: (212) 645-2054
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                            -----------------------

                                   Copies to:
                            Richard A. Drucker, Esq.
                             Davis Polk & Wardwell
                              450 Lexington Avenue
                               New York, NY 10017
                             Phone: (212) 450-4745
                           Facsimile: (212) 450-3475

                            -----------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|__________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                                 CALCULATION OF REGISTRATION FEE
                                                                            Proposed Maximum     Proposed Maximum     Amount of
             Title of Each Class of                    Amount to be          Offering Price         Aggregate        Registration
           Securities to be Registered               Registered(1)(2)           Per Note        Offering Price(1)        Fee
---------------------------------------------------------------------------------------------------------------------------------
5 1/2% Convertible Subordinated Notes due 2005...      $240,000,000               100%             $240,000,000        $63,360
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share(2).......    2,178,253 shares               -                   -                 -
=================================================================================================================================

(1)  Equals the aggregate principal amount of the securities being registered.
(2) Such number represents the number of shares of common stock that are currently issuable upon conversion of the notes; pursuant to Rule 416 under the Securities Act, the registrant is also registering such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the notes as a result of the antidilution protection of the notes. Pursuant to Rule 457(i), no registration fee is required for these shares.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING HOLDERS MAY NOT MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION)
DATED MAY 24, 2000

                                  $240,000,000
                          IMCLONE SYSTEMS INCORPORATED

                 5 1/2% Convertible Subordinated Notes Due 2005

                            -----------------------


Certain securityholders of ImClone Systems Incorporated may offer for sale 5 1/2% Convertible Subordinated Notes due 2005 of ImClone, and the shares of common stock of ImClone into which the notes are convertible, at various times at market prices prevailing at the time of sale or at privately negotiated prices. The selling holders may sell the notes or the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. Interest is payable in arrears on March 1 and September 1 of each year, beginning on September 1, 2000. The notes will mature on March 1, 2005 unless earlier converted or redeemed. The notes are unsecured and rank below all existing and future senior indebtedness of ImClone.

The holders of the notes may convert any portion of a note (in multiples of $1,000) into common stock, at a conversion price of $110.18 per share, subject to adjustment in certain events. On May 23, 2000, the closing price of the common stock on the Nasdaq National Market (symbol "IMCL") was $77 5/16 per share.

We may redeem some or all of the notes at any time prior to March 6, 2003, at a redemption price equal to $1,000 per note plus accrued and unpaid interest to the redemption date, if (1) the closing price of the common stock has exceeded 150% of the conversion price for at least 20 trading days in any period of 30 consecutive trading days and (2) if the redemption would occur before March 1, 2002, the shelf registration statement covering resales of the notes and the common stock is effective and expected to remain effective and available for use for the 30 days following the redemption date. If we redeem the notes under these circumstances, we will make an additional payment on the redeemed notes equal to $152.54 per $1,000 note, minus any interest actually paid prior to the date the notice was mailed. We must make these payments on all notes called for redemption, including notes converted after the date the notice was mailed. At any time on and after March 6, 2003, we may redeem some or all of the notes at the redemption prices, plus accrued and unpaid interest to but excluding the redemption date, detailed in this prospectus.

We do not intend to apply for listing of the notes on any securities exchange or for quotation through any automated quotation system. The notes are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages ("Portal") market for the National Association of Securities Dealers, Inc. The notes are not expected to remain eligible for trading on the Portal system and a trading market may not develop for the notes.

We will not receive any proceeds from the sale of the notes and the common stock into which the notes are convertible by the selling holders. We will pay all expenses (other than selling commissions and fees and stock transfer taxes) of the registration and sale of the notes and the common stock.

INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                            -----------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            -----------------------


May ___, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----


Prospectus Summary............................................................1
Risk Factors..................................................................4
Special Note Regarding Forward-looking Statements............................15
Ratio of Earnings to Fixed Charges...........................................15
Use of Proceeds..............................................................15
Description of Notes.........................................................16
Certain United States Federal Income Tax Considerations......................29
Description of Capital Stock.................................................35
Selling Holders..............................................................40
Plan of Distribution.........................................................41
Legal Matters................................................................42
Experts......................................................................42
Where You Can Find More Information..........................................43

                            -----------------------

     In this prospectus, "ImClone," "we," "us" and "our" refer to ImClone Systems Incorporated, "common stock" refers to ImClone's common stock, par value $0.001 per share.

                            -----------------------

                               PROSPECTUS SUMMARY

     The following information is qualified in its entirety by the more detailed financial and other information appearing elsewhere in this prospectus and in the documents incorporated by reference herein.


                                  THE COMPANY

     ImClone Systems Incorporated is a biopharmaceutical company engaged in the research and development of novel cancer treatments. We focus on what we believe are three promising strategies for treating cancer: growth factor inhibitors, therapeutic cancer vaccines and angiogenesis inhibitors.

     Our lead product candidate, IMC-C225, is a therapeutic monoclonal antibody that inhibits stimulation of a receptor for growth factors upon which certain solid tumors depend in order to grow. IMC-C225 has been shown in several Phase I/II trials to have an acceptable safety profile, to be well tolerated and, when administered with either radiation therapy or chemotherapy, to enhance tumor reduction. IMC-C225 is currently in pivotal trials for treating head and neck cancer and Phase II trials in colorectal and pancreatic cancer. Upon the receipt of regulatory approval, we intend to market IMC-C225 in the United States and Canada. We will rely on our development and marketing partner, Merck KGaA, to market IMC-C225 outside the United States and Canada and to pay us a royalty on all such sales. We are responsible for the manufacture and supply of IMC-C225 for all clinical trials and eventual commercial sales.

     Our next most advanced product candidate, BEC2, is a cancer vaccine. In partnership with Merck KGaA, we are testing BEC2 for preventing recurrence or progression of small-cell lung cancer in a Phase III pivotal trial. Upon the receipt of regulatory approval, we intend to co-promote BEC2 with Merck KGaA in North America. Merck KGaA will be responsible for developing and marketing BEC2 outside North America and will be obligated to pay us royalties on all such sales. In addition, we intend to be the worldwide manufacturer of BEC2.

     We are also developing inhibitors of angiogenesis, which could be used to treat various kinds of cancer and other diseases. We have identified IMC-1C11 as our lead clinical candidate for angiogenesis inhibition. IMC-1C11 is an antibody that binds selectively and with high affinity to KDR, a principal VEGF receptor, thereby inhibiting angiogenesis. We filed an application with the FDA in December 1999 in order to commence clinical trials of IMC- 1C11, which we initiated in March 2000.

     In addition to the development of our lead product candidates, we continue to conduct research, both independently and in collaboration with academic and corporate partners, in a number of areas related to our core focus of growth factor inhibitors, cancer vaccines and angiogenesis inhibitors. We have also developed diagnostic products and vaccines for certain infectious diseases, and we have licensed the right to these products and vaccines to corporate partners.

                                   THE NOTES

Notes.......................... $240,000,000 aggregate principal amount of
                                5 1/2% Convertible Subordinated Notes due 2005.

Interest....................... 5 1/2% per annum on the principal amount, payable semi-annually in arrears in cash on March 1 and September 1 of each year, beginning September 1, 2000.

Conversion..................... Holders may convert all or any portion of a note into common stock at any time on or before March 1, 2005 at a conversion price of $110.18 per share, subject to adjustment if certain events affecting our common stock occur. See "Description of Notes--Conversion of Notes."

Subordination.................. The notes will be subordinated to all of our existing and future senior indebtedness. As of May 1, 2000, we had approximately $3.9 million of senior indebtedness outstanding. We are not prohibited from incurring debt, including senior indebtedness, under the indenture.

Fundamental Change............. If a fundamental change (as described under
                                "Description of Notes--Redemption at Option of the Holder") occurs on or before March 1, 2005, a holder of notes may require us to purchase all or part of such holder's notes at a redemption price equal to 100% of the outstanding principal amount of the notes being redeemed, plus accrued and unpaid interest.

Provisional Redemption......... We may redeem some or all of the notes at any time prior to March 6, 2003, at a redemption price equal to $1,000 per $1,000 aggregate principal amount of notes plus accrued and unpaid interest to the redemption date if:

                                o    the closing price of the common stock
                                     has exceeded 150% of the conversion price for at least 20 trading days in any consecutive 30- trading day period; and

                                o    if the redemption would occur before
                                     March 1, 2002, the shelf registration
                                     statement covering resales of the notes
                                     and the common stock is effective and
                                     expected to remain effective and available for use for the 30 days following the redemption date.

                                If we redeem the notes under these
                                circumstances, we will make an additional payment on the redeemed notes equal to $152.54 per $1,000 aggregate principal amount of notes, minus the amount of any interest we actually paid on the note prior to the date the notice was mailed. We must make these payments on all notes called for redemption, including notes converted after the date the notice was mailed. See "Description of the Notes -- Optional Redemption by ImClone -- Provisional Redemption."

Non-Provisional Redemption..... On or after March 6, 2003, we may redeem some or all of the notes at the redemption prices, plus accrued and unpaid interest to but excluding the non-provisional redemption date, set forth under "Description of the Notes-- Optional Redemption by ImClone-- Non- Provisional Redemption."

Use of Proceeds................ We will not receive any proceeds from the sale by the selling holders of the notes and the underlying common stock

Registration Rights............ We commit to use our reasonable efforts to have the registration statement, of which this prospectus is a part, declared effective and use reasonable efforts to keep the shelf registration statement effective until either of the following has occurred:

                                o    all securities covered by the
                                     registration statement have been sold

                                o    the expiration of the holding period
                                     applicable to the notes and the underlying common stock under Rule 144(k) under the Securities Act, or any successor provision

Sinking Fund................... None

Nasdaq National Market Symbol.. IMCL

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

     Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the notes and our common stock could decline due to any of these risks, and you may lose all or part of your investment.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

     Our lead product candidates are in development, and we cannot be certain that any of our products will be commercialized

     Our lead product candidates are in clinical trials. Before we can commercialize any of our product candidates and begin to sell them to generate revenues, we will need to demonstrate in pivotal clinical trials that they are safe and effective and obtain the necessary approvals from the United States Food and Drug Administration and similar foreign regulatory agencies. It is not certain that clinical trials will demonstrate that our products are safe and effective, or that we can obtain the required regulatory approvals to commercialize them. With respect to IMC-C225, there can be no assurance that, even if we were to ultimately receive regulatory approval, we would be able to receive such approval based on the results of our ongoing refractory Phase II clinical trials. Further, even if we successfully develop a product, there is no assurance that we will be able to successfully manufacture or market that product. If we are unable to successfully commercialize our lead products, our liquidity and financial condition could be materially negatively affected.

   We have been operating at a loss and expect to incur significant future losses

     We have had significant operating losses in each year and have not earned a profit in any year since we formed ImClone. These operating losses and failure to be profitable have been due mainly to the significant amount of money that we have had to spend on research and development. As of March 31, 2000, we had an accumulated deficit of approximately $186 million. We expect to continue to have significant additional operating losses as we continue to expand our product development and clinical trials and initiate marketing efforts. We may never commercialize any of our products or achieve profitability.

     We may not be able to obtain the extensive government approvals required to bring our products to market

     The research, pre-clinical development, clinical trials, manufacturing and marketing of our products are all subject to extensive regulation by U.S. and foreign governmental authorities. Although we intend to seek expedited approval for certain of our products, including IMC-C225, there can be no assurance that the FDA will grant us expedited review status for any of our potential filings. Failure to receive regulatory approvals for our product candidates and operations in our expected timeframes could have a material negative effect on our liquidity and financial condition. The FDA and similar foreign regulatory authorities regulate our clinical trials as well as our manufacturing and marketing operations. They require us to comply with product-specific testing and approval processes. It may take many years and cost a significant amount of money to obtain the required regulatory approvals for our products. Once we begin clinical trials for a new biologic therapeutic or vaccine product, it may take five or more years to receive the required FDA approval to commercialize that product and begin to sell and market it to the public. It may also take several years to develop a new in vitro diagnostic product, depending upon the clinical data requirements or approval process specified by the FDA for the approval of the product. The FDA may also request additional data, which could substantially extend these approval processes. We cannot be certain that any of our products will be shown to be safe and effective or that we will ultimately receive FDA approval at the end of these approval processes. In addition, even if granted, product approvals may be withdrawn or limited at a later time if products do not comply with regulatory standards or if unexpected problems occur following initial marketing.

     Since our product candidates are still in clinical trials, we have not yet sought or received regulatory approval for the commercial sale of any of our products or for any manufacturing techniques or facilities. We and our licensees may experience long delays or excessive costs when we do attempt to get necessary approvals or licenses. Future federal, state, local or foreign legislative or administrative acts could also prevent or delay regulatory approval of our products or the products of our licensees. We cannot be certain that we or our corporate partners will be able to get the necessary approvals for clinical testing, manufacturing or marketing of our products, or that we will meet our expected timeframes for any such approvals. If any of the following events occurred, it could delay or preclude us from further developing, marketing or realizing full commercial use of our products, which in turn would have a material adverse effect on our business, financial condition and results of operations:

    o     failure to obtain or maintain requisite governmental approvals

    o failure to obtain approvals of clinically intended use of our products under development

    o identification of serious and unanticipated adverse side effects from our products under development

     Manufacturers of drugs also must comply with the applicable FDA good manufacturing practice regulations, which include quality control and quality assurance requirements as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to ongoing periodic inspection by the FDA and corresponding state agencies, including unannounced inspections, and must be licensed as part of the product approval process before they can be used in commercial manufacturing. We or our present or future suppliers may be unable to comply with the applicable good manufacturing practice regulations and other FDA regulatory requirements.

   Our success depends upon our ability to protect our intellectual property and our proprietary technology

     The patent position of ImClone, like that of other biopharmaceutical companies, is generally very uncertain and involves complex legal and factual questions. Our success will depend, in part, on whether we can:

    o     obtain patents to protect our own products

    o obtain licences to use certain technologies of third parties, which may be protected by patents

    o     protect our trade secrets and know-how

    o operate without infringing the intellectual property and proprietary rights of others

     We may not be able to obtain patents that adequately protect our own products. Also, our proprietary technologies could conflict with the rights of others. Our ability to commercialize and market our products using any such technologies could be materially and negatively affected.

     We have exclusive licenses or assignments to 67 issued patents worldwide. Forty-one of those are issued U.S. patents. We have exclusive licenses or assignments to approximately 44 families of patent applications that relate to our proprietary technology in the U.S. and in foreign countries. We cannot be certain that patents will be issued as a result of any of these pending applications. Nor can we be certain that any issued patents would protect or benefit us or give us adequate protection from competing products. For example, issued patents may be circumvented or challenged and declared invalid. In addition, under many of the agreements under which we have licenses to the patents or patent applications of others, we are required to meet specified milestone or diligence requirements in order to keep our licenses. We cannot be certain that we will satisfy any of these requirements.

     We know that others have filed patent applications in various countries that relate to several areas in which we are developing products. Some of these patent applications have already been issued as patents and some are still pending. The pending patent applications may issue as patents. Issued patents are entitled to a rebuttable presumption of validity under the laws of the U.S. and certain other countries. These issued patents may therefore limit our ability to develop commercial products. If we need licenses to such patents to permit us to develop or market our products, we cannot be certain that we would be able to get such licenses on acceptable terms.

     Proprietary trade secrets and unpatented know-how are important to our research and development activities. We cannot be certain that others will not develop the same or similar technologies on their own. Although we have taken steps, including entering into confidentiality agreements with our employees and third parties, to protect our trade secrets and unpatented know-how and keep them secret, third parties may still obtain such information.

     The following are some of the specific areas in which we may be negatively affected by the patents and patent applications of others:

     We have an exclusive license to an issued U.S. patent for the murine form of IMC-C225, our EGF receptor antibody product. We believe that this patent covers IMC-C225 under the patent law doctrine of equivalents. Under this doctrine, the subject matter of a claim is deemed to cover variations that do substantially the same thing, in substantially the same way, to achieve the same result, especially if the variation is known and routine. We believe, in this instance, the doctrine of equivalents would extend protection to IMC-C225. Our licensor of this patent did not obtain patent protection outside the U.S. for this antibody. While this patent covers only our antibody and would not block third parties from obtaining patents covering other antibodies to the EGF receptor, we are pursuing additional patent protection for the use of any antibody that inhibits the EGF receptor in combination with chemotherapy or radiation therapy, or when used to treat refractory patients. We have exclusively licensed from Aventis, formerly Rhone-Poulenc Rorer, a family of patent applications seeking to cover the use of antibodies to the EGF receptor in conjunction with chemotherapeutic agents. A Canadian patent was issued in this family, the patent examiner in Europe has indicated an intent to issue a European patent and a Notice of Allowability has been issued in the U.S. We are also currently prosecuting additional patent applications in the U.S. and elsewhere. We cannot be certain that patents will ever be issued in respect of these patent applications or that we will have sufficient protection for IMC-C225.

     We are aware of a U.S. patent issued to a third party that includes claims covering the use, subject to certain restrictions, of antibodies to the EGF receptor and cytotoxic factors to inhibit tumor growth. Our patent counsel, Kenyon & Kenyon, has advised us that in its opinion, subject to the assumptions and qualifications set forth in such opinion, no valid claim of this third party patent is infringed by reason of our manufacture or sale, or medical professionals' use, of IMC-C225 alone or in combination with chemotherapy or radiation therapy and, therefore, in the event of litigation for infringement of this third party patent, a court should find that no valid claim of this third party patent is infringed. We have also received an opinion from our special patent counsel, Hoffmann & Baron, LLP, that we do not infringe this third party patent. Based upon those opinions, as well as our review, in conjunction with our special patent counsel, of other relevant patents, we believe that we will be able to commercialize IMC-C225 alone and in combination with chemotherapy and radiation therapy provided we successfully complete our clinical trials and receive the necessary FDA approvals. Those opinions of counsel, however, are not binding on any court or the U.S. Patent and Trademark Office. In addition, there can be no assurance that we will not in the future, in the U.S. or any other country, be subject to patent infringement claims, patent interference proceedings or adverse judgments in patent litigation.

     The IMC-C225 monoclonal antibody is chimerized, meaning that it is made of antibody fragments derived from more than one type of animal (specifically, in the case of IMC-C225, mouse and human). Patents have been issued to other biotechnology companies that cover the chimerization of antibodies. Therefore, we may be required to obtain licenses under these patents, some of which have already been obtained, before we can commercialize our own chimerized monoclonal antibodies, including IMC-C225. We cannot be certain that we will be able to obtain such licenses in the territories where we want to commercialize, or how much such licenses would cost.

     We know that others have been issued patents in the U.S. and Europe covering anti-idiotypic antibodies or their use for the treatment of tumors. These patents, if valid, could be interpreted to cover our BEC2 monoclonal antibody and certain uses of BEC2. Merck KGaA, our worldwide licensee of BEC2, has informed us that it has obtained non-exclusive, worldwide licenses to these patents in order to market BEC2 in its territory. We are entitled to co-promote BEC2 in North America. However, we cannot be certain that we can obtain the necessary licenses on commercially acceptable terms, if at all.

     We have patents and have filed patent applications to protect our proprietary rights to anti-angiogenic therapeutics, as well as therapeutic methods of treating angiogenic disease. We are aware that others have filed patent applications that could affect our ability to commercialize some of our anti-angiogenic therapeutics or therapeutic treatments.

     We are aware that third parties have filed patent applications in areas that could affect our ability or that of our licensee, Abbott Laboratories, to commercialize our diagnostic products. These areas could include target amplification technology and signal amplification technology. Third party patents have already been issued in the field of target amplification such as polymerase chain reaction technology.

     There has been significant litigation in the biopharmaceutical industry over patents and other proprietary rights. The defense and prosecution of intellectual property suits and related legal and administrative proceedings can be both costly and time consuming. Litigation and interference proceedings could result in substantial expense to us and significant diversion of effort by our technical and management personnel. An adverse determination in any such interference or litigation, particularly with respect to IMC-C225, to which we may become a party could subject us to significant liabilities to third parties or require us to seek licenses from third parties. If required, the necessary licenses may not be available on acceptable terms or at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us, in whole or in part, from commercializing our products, which could have a material adverse effect on our business, financial condition and results of operations.

   We currently have limited manufacturing capacity and will need to enter into arrangements with third party manufacturers

     So far, we have manufactured only small quantities of our products in the laboratory and our pilot-scale manufacturing facility. In some cases, we have produced enough for pre-clinical animal trials and early-stage clinical trials. We can only be profitable if our products are manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. However, it may be difficult for us to produce large enough quantities for late-stage clinical trials or for more than one product candidate. Production in commercial quantities will require us to expand our manufacturing capabilities significantly and hire and train additional personnel. We have limited experience in clinical-scale manufacturing and no experience in commercial-scale manufacturing. To date, IMC-C225 has been manufactured at a 2,000 liter scale. We expect that the commercial supply of IMC-C225 will be manufactured at the 10,000 liter scale. There can be no assurance, however, that we will be successful in scaling up the production process for IMC-C225 to the 10,000 liter scale. Therefore, we cannot be certain that we will be able to make the transition to late-stage clinical or commercial production of IMC-C225 or any other of our products successfully. In addition, we cannot be certain that our production costs will not be higher than expected.

     We have acquired land adjacent to our current facility in New Jersey on which we are building a commercial-scale manufacturing plant for our products. The cost to build such a facility will be high and the construction process will take approximately two years. We have completed plans for, and have begun, construction of the plant before we have received FDA approval for any of our product candidates. If we do not obtain FDA approval for these product candidates, the financing and other costs associated with the new manufacturing facility could have an adverse effect on our liquidity and financial condition. Alternatively, if any of our products are approved for sale, and we encounter difficulty or delays in completing the new manufacturing facility, obtaining the required FDA approval of the facility or in manufacturing commercial quantities of our products, such difficulties or delays could have a material adverse effect on our business, financial condition or results of operations.

     If we obtain FDA approval of IMC-C225 prior to FDA approval of our proposed manufacturing facility, we will need to obtain commercial-scale quantities of IMC-C225 from one or more contract manufacturers in order to have sufficient quantities of IMC-C225 for product launch. In any event, we intend to seek to enter into arrangements with contract manufacturers in order to provide a second source for our products as well as additional capacity for the manufacture of our products. To date, we have entered into an agreement with Boehringer Ingelheim Pharmaceuticals KG, more commonly know as BI, under which BI manufactured IMC-C225 in relatively small quantities to supplement the quantities of IMC-C225 that we produce and that we and Merck KGaA use in clinical trials. In December 1999, we entered into a development and manufacturing services agreement with Lonza Biologies PLC, more commonly known as Lonza. Under the agreement, Lonza is engaging in process development and scale-up for the manufacture of IMC-C225. These steps are being taken to assure that its process will produce bulk material that conforms with our reference material. Under our arrangements with Lonza, Lonza will manufacture six 5,000 liter production runs under cGMP conditions of material that may be used for clinical and/or commercial supply. We also have agreed in principle with Lonza to the material terms of a three-year commercial supply agreement for which the definitive agreement is being completed. We cannot be certain that we will be able to enter into this agreement for commercial supply or any other agreements with third party manufacturers, if required, on terms acceptable to us or at all. Even if we are able to enter into such agreements, we cannot be certain that we will be able to produce or obtain sufficient quantities for the commercial sale of our products. Any delays in producing or obtaining commercial quantities of our products could have a material adverse effect on our business, financial condition and results of operations.

     We are also dependent upon a sole supplier of a component of the media used in the production of IMC-C225. If this supply were to cease, it could hinder our ability to manufacture IMC-C225 in the quantities required.

   Our business depends upon our corporate partners

     So far, we have earned almost all of our revenues from research and development funding and license fees and royalties paid to us under agreements with our corporate partners. We expect this to continue over the next several years. License fees may be payable to us either when we first enter into an agreement or when and if we or our corporate partners, depending on the agreement, reach agreed-upon research, regulatory and commercialization milestones, or both. We do not receive any of these payments at regular intervals; the amounts have fluctuated in the past and we expect them to continue to fluctuate in the future. In most cases, our corporate partners can terminate these arrangements, including their payment obligations, on relatively short notice under specified circumstances. We cannot be certain that we will continue to receive revenues from these arrangements, or that we will enter into any new similar agreements.

     The successful development, marketing and sale of our products worldwide is subject to the risk of financial or other difficulties with respect to our relationships with our corporate partners. The amount and timing of payments we receive under our arrangements with these parties depend upon variables that are out of our control. In addition, our corporate partners or their affiliates may be developing their own products or technologies which may directly compete with products that are the subject of their arrangements with us. While we believe that our corporate partners are or will be economically motivated to work toward successful arrangements with us, we cannot be certain that their corporate interests and motivations will remain consistent with ours.

     In December 1998, we entered into an agreement with Merck KGaA, a German-based drug company, relating to the development, marketing and sale of IMC-C225. Under this agreement:

    o we have retained the rights to develop and market IMC-C225 within the United States and Canada

    o we have granted Merck KGaA exclusive rights, except in Japan, to develop and market IMC-C225 outside of the United States and Canada

    o we have agreed to supply Merck KGaA, and Merck KGaA has agreed to purchase, IMC-C225 for the conduct of clinical trials and the commercialization of the product outside the United States and Canada

    o     we will co-develop and co-market IMC-C225 in Japan with Merck KGaA

    o we have granted Merck KGaA an exclusive license outside of the United States and Canada, without the right to sublicense, to apply certain of our patents to a humanized EGF receptor antibody on which Merck KGaA has performed preclinical studies

     In return, Merck KGaA agreed to pay up-front fees and to make cash payments and equity investments in our business if specific milestones are achieved. Merck KGaA will also pay us royalties on any sales of IMC-C225 outside the United States and Canada. In addition, Merck KGaA has agreed to provide a guaranty of our obligations under a credit agreement relating to the construction of our new IMC-C225 manufacturing facility.

     We have also granted Merck KGaA a license to develop and market BEC2 worldwide. We have retained the right to co-promote BEC2 with Merck KGaA within North America and it is intended that we will be the bulk manufacturer of BEC2 for worldwide production. In return, Merck KGaA has agreed to pay up-front fees, to make cash milestone payments and to make royalty payments to us on all sales of BEC2 outside North America.

     If Merck KGaA fails to complete development of or does not commence commercialization of IMC-C225 and BEC2, we would not receive any royalties on sales by Merck KGaA, although the product rights would revert to us. Merck KGaA can terminate its relationship with us under the agreement with respect to IMC-C225 at its discretion on any milestone payment date. If Merck KGaA were to terminate that agreement or we failed to meet certain requirements of that agreement, we would lose one of our primary sources of funding and would have to look elsewhere for financing. As well as losing future payments, if Merck KGaA were to terminate the agreement because it determined that commercialization of IMC-C225 was economically unfeasible, we would have to pay back up to 50% of the cash-based milestone payments made to date out of revenues, if any, based upon a royalty rate applied to the gross profit from IMC-C225 sales or IMC-C225 license fees in the United States and Canada. Additionally, the termination of the agreement due to Merck KGaA's failure to provide the guaranty of our credit agreement obligations with respect to our new IMC-C225 manufacturing facility, or our failure to obtain the necessary collateral license agreements, would require us to return all milestone payments made to date. As of March 31, 2000, we have received $24 million in milestone payments. Finally, upon termination we would be required to use our reasonable best efforts to have Merck KGaA released from its guaranty of our credit agreement obligations with respect to our new IMC-C225 manufacturing facility. This release of Merck KGaA would likely cause the acceleration of our obligations under this credit agreement. Thus, termination of the agreement with Merck KGaA relating to IMC-C225 could have a material adverse effect on our business, financial condition and results of operations.

   We will continue to need significant amounts of additional cash and we cannot be sure that additional cash will be available to us

     At this time and for the foreseeable future, we will need to spend a significant amount of money for, among others, the following purposes:

    o     ongoing pre-clinical and clinical trials of our product candidates

    o     research and development of new products

    o establishing both clinical-scale and commercial-scale manufacturing capability in our own facilities and/or in the facilities of others

    o     marketing our products if we receive necessary regulatory approvals

    o     payment of dividends on our convertible Series A Preferred Stock

    o payment of interest on the outstanding 5 1/2% Convertible Subordinated Notes due 2005

     We believe that our existing cash on hand and amounts expected to be available under our credit facilities will be sufficient to fund ImClone through at least 2002. We are also entitled to reimbursement from our corporate partners for certain research and development expenditures and to certain milestone payments. However, we will only receive future milestone payments from our corporate partners if we meet specified research and development milestones. We have not yet achieved some of those milestones and we cannot be certain that we will ever do so. Our IMC-C225 agreement with Merck KGaA is subject to termination at Merck's discretion on certain dates and so we cannot be certain of the level of future payments, if any, under this agreement. The cash available from our existing corporate partners may be insufficient to meet our needs. We may also need to seek additional capital through equity or debt financings or from other sources. We cannot be certain that we will successfully complete any such arrangements or financings. If adequate funds are not available from operations or additional sources of financing, we may have to delay, reduce the scope of or eliminate one or more of our research or development programs, which would materially and adversely affect our business, financial condition and operations.

     Acceptance of our products in the marketplace is uncertain, and failure to achieve market acceptance will harm our business

     Even if approved for marketing, our products may not achieve market acceptance. The degree of market acceptance of our products will depend upon a number of factors, including:

     o    the receipt of regulatory approvals for the uses that we are studying

     o the establishment and demonstration in the medical community of the safety and clinical efficacy of our products and their potential advantages over existing therapeutic products

     o pricing and reimbursement policies of government and third-party payors such as insurance companies, health maintenance organizations and other plan administrators

     Physicians, patients, payors or the medical community in general may be unwilling to accept, utilize or recommend any of our products.

     We need to establish our sales, marketing and distribution capability

     To date, we have had no experience in selling, marketing or distributing new products. If we are successful in developing and obtaining regulatory approval for our products under development, we will need to establish our sales, marketing and distribution capability. Under our agreement with Merck KGaA for IMC-C225, we have the exclusive right to market IMC-C225 in the United States and Canada if it is approved for sale there. We also will co-develop and co-market IMC-C225 with Merck KGaA in Japan. Under our agreement with Merck KGaA for BEC2, we have the right to co-promote BEC2 in North America if it is approved for sale there. If and when we want to market a new product on our own, we will need expertise in sales and marketing. We currently plan to build our own sales force to market and sell IMC-C225 in the United States and Canada. However, we cannot be certain that we will be able to hire and train qualified or experienced sales and marketing personnel or that any marketing or sales efforts by such personnel will be successful. If we are unable to recruit or retain suitable sales and marketing personnel, it could have a material adverse effect on our business, financial condition and results of operations.

     Our quarterly operating results may fluctuate

     Our products are now in research and various stages of development or clinical studies. Accordingly, we do not sell or receive any revenues from sales of these products. At this time, most of our revenues come from payments we receive from our corporate partners under license and research arrangements. Our results of operations historically have fluctuated on a quarterly basis and can be expected to continue to be subject to quarterly fluctuations. The level of our revenues and results of operations at any given time is based primarily on the following factors:

     o    the status of development of our various products

     o the time at which we enter into research and license agreements with corporate partners that provide for payments to us, and the timing and accounting treatment of payments to us under those agreements

     o whether or not we achieve specified research or commercialization milestones

     o    timely payment by our corporate partners of amounts payable to us

     o    the addition or termination of research programs or funding support

     o variations in the level of expenses related to our proprietary products during any given period

     We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. These fluctuations may cause the price of our stock to fluctuate, perhaps substantially.

   Our success depends upon our ability to attract and retain key personnel and consultants

     Our ability to successfully develop marketable products and to maintain a competitive position will depend in large part on our ability to attract and retain highly qualified scientific and management personnel. We will also need to develop and maintain relationships with leading research institutions and consultants. Our success is also very dependent upon the principal members of our management, scientific staff and scientific advisory board, many of whom have special expertise and would be difficult to replace. Competition for such personnel and relationships is intense, and we cannot be certain that we will be able to continue to attract and retain such personnel and maintain such relationships.

   We may not be able to keep pace with technological change or with the advances of our competitors

     The biopharmaceutical industry is subject to rapid and significant technological change. We have many competitors, including major drug and chemical companies, specialized biotechnology firms, universities and other research institutions. These competitors may develop technologies and products that are more effective than our products or which would make our technology and products obsolete and non-competitive. Many of these competitors have much greater financial and technical resources and production and marketing capabilities than we do. In addition, many of our competitors have much more experience than we do in pre-clinical testing and human clinical trials of new or improved drugs, as well as in obtaining FDA and other regulatory approvals.

     We know that competitors are developing or manufacturing various products that are used for the prevention, diagnosis or treatment of diseases that we have targeted for product development. Some of these competitive products use therapeutic approaches that compete directly with certain of our product candidates. Our competitors may succeed in obtaining FDA approval for their competitive products sooner than we do for ours. This could hurt our ability to further develop and market our products. Also, if we do begin significant commercial sales of our products, we will have to compete with the established manufacturing and marketing capabilities of our competitors. Manufacturing and marketing are areas in which we have limited or no experience.

   We may have product liability exposure

     Because our product candidates are new treatments for diseases, with limited, if any, past use on humans, their use during testing or after approval could expose us to product liability claims. We cannot be certain that we would have enough money available to satisfy any liability that might result from any such claims. We try to obtain indemnification from our corporate partners against certain of these types of claims. However, we cannot be certain that these parties would honor any such indemnity obligations. Although we carry product liability insurance, we cannot be certain that this coverage will be adequate to protect us in the event of a successful product liability claim or that the insurance will continue to be available on commercially reasonable terms.

   Health care insurers and other organizations may not pay for our products, or may impose limits on reimbursements

     The continuing efforts of government and insurance companies, health maintenance organizations and other payors of healthcare costs to contain or reduce costs of health care may affect our future revenues and profitability, and the future revenues and profitability of our potential customers, suppliers and collaborative partners and the availability of capital. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, given recent federal and state government initiatives directed at lowering the total cost of health care, the U.S. Congress and state legislatures will likely continue to focus on health care reform, the cost of prescription pharmaceuticals and on the reform of the Medicare and Medicaid systems. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the announcement or adoption of such proposals could have a material adverse effect on our business, financial condition and results of operations.

     Our ability to commercialize our products successfully will depend in part on the extent to which appropriate reimbursement levels for the cost of our products and related treatment are obtained by governmental authorities, private health insurers and other organizations, such as HMOs. Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or reduce government insurance programs, may all result in lower prices for or rejection of our products. The cost containment measures that health care payors and providers are instituting and the effect of any health care reform could materially adversely affect our ability to operate profitably.

   Events with respect to our share capital could cause the price of our common stock to decline

     Sales of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock. As of May 1, 2000, we had 31,236,166 shares of common stock outstanding, excluding shares reserved for issuance upon the exercise of outstanding stock options, warrants and preferred stock. The following securities that may be exercised for, or are convertible into, shares of our common stock were issued and outstanding as of May 1, 2000:

     o Warrants. Various warrants to purchase 1,133,520 shares of our common stock, all of which are currently exercisable, at an average exercise price of approximately $3.10 per share (subject to adjustment in certain circumstances).

     o Options. Stock options to purchase 6,724,809 shares of our common stock at an average exercise price of approximately $22.02 per share (subject to adjustment in certain circumstances); of this total, 1,924,234 are currently exercisable at an average exercise price of approximately $8.73 per share.

     o Series A Preferred Stock. 300,000 shares of our Series A Preferred Stock are outstanding, of which 100,000 shares are currently convertible into 249,610 shares of our common stock, at a conversion price of $40.063 per share. These shares are held by Merck KGaA.

     o Convertible Notes. An aggregate of $240,000,000 principal amount of 5 1/2% Convertible Subordinated Notes due 2005 are currently convertible into common stock at a conversion price of $110.18 per share (subject to adjustment in certain circumstances).

     The shares of our common stock that may be issued under the warrants and options are either currently registered with the SEC, or will be registered with the SEC before the shares are purchased by the holders of the warrants and options.

     Under our license agreement with Merck KGaA for IMC-C225, we are entitled to receive from Merck KGaA up to $60 million upon our achievement of various milestones in the development of IMC-C225. In connection with making the final $30 million of these milestone payments, Merck KGaA is entitled to receive milestone shares from us, which, if issued, will be shares of our common stock (or other capital stock convertible into our common stock). The number of milestone shares issued will be determined based on premiums to then-market prices of our common stock at the time the milestones are achieved. As of May 1, 2000, Merck KGaA has not acquired any milestone shares convertible into common stock.

     We have granted Merck KGaA certain registration rights regarding the shares of common stock that it may acquire upon conversion of the series A preferred shares and upon receipt of milestone shares. Specifically, Merck KGaA has the right to require us to register, at our expense, the number of shares of common stock into which the shares of series A preferred stock are converted according to their terms and the number of milestone shares that are issued. Merck KGaA may also exercise rights to have such registrable common stock registered at any time that we file a registration statement for other shares of our common stock. Merck KGaA may exercise these rights at any time after conversion of its shares of series A preferred stock into shares of common stock or receipt of milestone shares. In December 1999, Merck KGaA converted 100,000 shares of series A preferred stock into 800,000 shares of common stock.

   The notes are subordinated

     The notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. We are not prohibited from incurring debt, including senior indebtedness, under the indenture. If we were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. As of May 1, 2000, we had approximately $3.9 million of senior indebtedness outstanding. See "Description of Notes--Subordination of Notes."

   We may be unable to redeem the notes upon a fundamental change

     We may be unable to redeem the notes in the event of a fundamental change. Upon a fundamental change, holders of the notes may require us to redeem all or a portion of the notes. If a fundamental change were to occur, we may not have enough funds to pay the redemption price for all tendered notes. In addition, in certain situations, a fundamental change could result in an event of default under our current forms of indebtedness. Any future credit agreements or other agreements relating to our indebtedness may contain similar provisions, or expressly prohibit the repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing or redeeming notes, we could seek the consent of our lenders to redeem the notes or could attempt to refinance this debt. If we do not obtain a consent, we could not purchase or redeem the notes. Our failure to redeem tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. In such circumstances, or if a fundamental change would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to the holders of notes. The term "fundamental change" is limited to certain specified transactions and may not include other events that might adversely affect our financial condition or the market value of the notes or our common stock. Our obligation to offer to redeem the notes upon a fundamental change would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. See "Description of Notes--Redemption at Option of the Holder."

   A public market for the notes may fail to develop or be sustained

     The initial purchasers of the notes, although they have advised us that they intend to make a market in the notes, are not obligated to do so and may discontinue this market making activity at any time without notice. In addition, market making activity by the initial purchasers will be subject to the limits imposed by the Securities Act and the Exchange Act. As a result, we cannot assure you that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could be materially adversely affected.

   Our stock price may continue to experience short-term fluctuations which may significantly affect the trading price of the notes

     The market prices of securities of small capitalization biotechnology companies, including ours, have historically been highly volatile. The market has from time to time experienced significant price and volume fluctuations unrelated to the operating performance of particular companies. In recent years, the price of our common stock has fluctuated greatly. Fluctuations in the trading price of our common stock will affect the trading price of the notes. The market price of our common stock may continue to fluctuate significantly in the future due to a variety of factors, including:

     o the results of preclinical testing and clinical trials by us or our competitors

     o     the formation or termination of our corporate alliances

     o     determinations regarding our patent applications and those of others

     o     variations in our quarterly operating results

     In addition, if any of the risks described in these "Risk Factors" actually occurred, it could have a dramatic and adverse impact on the market price of our common stock.

   We have a significant amount of debt that we may be unable to service or repay

     The annual interest payments on the convertible subordinated notes will be $13.2 million, which we intend to fund from cash flow from operations. We will need to generate substantial amounts of cash from our operations to fund interest payments and to repay the principal amount of debt when it matures, while at the same time funding capital expenditures and our other working capital needs. If we do not have sufficient cash to repay our debts as they become due, we may be unable to refinance our debt on reasonable terms or at all. For example, the notes could be declared immediately due and payable if we do not make timely payments. If we cannot meet out debt obligations from the cash generated by our business, we may not be able to develop and sell new products, respond to changing business or economic conditions adequately, make acquisitions or otherwise fund our business.

   The market for unrated debt is subject to disruptions, which could have an adverse effect on the market price of the notes

     The notes have not been rated. As a result, holders of the notes have the risks associated with an investment in unrated debt. Historically, the market for unrated debt has been subject to disruptions that have caused substantial volatility in the prices of such securities and greatly reduced liquidity for the holders of such securities. If the notes are traded, they may trade at a discount from their initial offering price, depending on, among other things, prevailing interest rates, the markets for similar securities, general economic conditions and our financial condition, results of operations and prospects. The liquidity of, and trading markets for, the notes also may be adversely affected by general declines in the market for unrated debt. Such declines may adversely affect the liquidity of, and trading markets for, the notes, independent of our financial performance or prospects. In addition, certain regulatory restrictions prohibit certain types of financial institutions from investing in unrated debt, which may further suppress demand for such securities. We cannot assure the holders of the notes that the market for the notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the notes.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained or incorporated by reference in this prospectus are forward-looking statements concerning our operations, economic performance and financial condition. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus or incorporated by reference in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "intend," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue" or the negative of such terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.


                       RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges was negative for all periods presented because of the net losses incurred by ImClone. The dollar amounts of the deficiencies are disclosed below (in thousands):

                                                                                  Three
                                                                                  Months
                                                Year Ended                         Ended
                            --------------------------------------------------    -------
                                                                                  March
                              1999       1998       1997     1996       1995       2000
                            -------    -------    -------   -------    -------    -------
Deficiency of earnings
  available to cover
  fixed charges (*)....... $(34,815)  $(21,382)  $(15,491)  $(16,015)  $(9,641)  $(12,211)

-------------------
(*) Earnings consist of net loss plus fixed charges less capitalized interest and preferred stock dividends. Fixed charges consist of interest expense, including amortization of debt issuance costs and that portion of rental expense we believe to be representative of interest.


                                USE OF PROCEEDS

     We will not receive any proceeds from the sale by the selling holders of the notes and the underlying common stock.

                              DESCRIPTION OF NOTES

     The notes are issued under an indenture dated as of February 29, 2000, between ImClone and The Bank of New York, as trustee. The notes are covered by a registration rights agreement. You may request a copy of the indenture and the registration rights agreement relating to the notes from the trustee.

     The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus by reference.

General

     The notes are general unsecured obligations of ImClone, subordinate in right of payment to certain current and future indebtedness as described under "--Subordination of Notes." The notes are convertible into common stock as described under "Conversion of Notes." The notes are limited to $240,000,000 aggregate principal amount. The notes are issued only in denominations of $1,000 and multiples of $1,000. The notes will mature on March 1, 2005 unless earlier converted, redeemed at our option or redeemed at the holder's option upon a fundamental change.

     We are not subject to any financial covenants under the indenture. In addition, we are not restricted under the indenture from paying dividends, incurring debt (including senior indebtedness), or issuing or repurchasing our securities.

     Holders of notes are not afforded protection in the event of a highly leveraged transaction or a change in control of ImClone under the indenture except to the extent described below under "--Redemption at Option of the Holder."

     The notes bear interest at the annual rate of 5 1/2% from February 29, 2000. We pay interest in arrears on March 1 and September 1 of each year, beginning September 1, 2000 to record holders at the close of business on the preceding February 15 and August 15, as the case may be, except:

     o that interest payable upon redemption will be paid to the person to whom principal is payable, unless the redemption date is an interest payment date; and

     o    as set forth in the next sentence.

     In the case of any note, or portion of any note, which is converted into our common stock during the period after any record date for any interest payment but prior to the next interest payment date:

     o if the note has been called for redemption on a redemption date that occurs during this period, we will not be required to pay interest on the interest payment date;

     o if the note is to be redeemed in connection with a fundamental change on a redemption date that occurs during this period, we will not be required to pay interest on the interest payment date; or

     o if otherwise, any note not called for redemption that is submitted for conversion during this period must also be accompanied by an amount equal to the interest due on the interest payment date on the converted principal amount, unless at the time of conversion there is a default in the payment of interest on the notes.
          See "--Conversion of Notes."

     We maintain an office in New York, New York for the payment of interest, which shall initially be an office or agency of the trustee.

     We may pay interest either:

     o by check mailed to a holder's address as it appears in the note register, provided that a holder of notes with an aggregate principal amount in excess of $2.0 million, shall be paid, at such holder's written election, by wire transfer in immediately available funds; or

     o    by transfer to an account maintained by such holder in the United
          States.

     However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Form, Denomination and Registration

     The notes are issued:

     o    in fully registered form;

     o    without interest coupons; and

     o in denominations of $1,000 principal amount and integral multiples of $1,000.

   Global Note, Book-Entry Form

     Notes sold to "qualified institutional buyers" as defined in Rule 144A under the Securities Act, whom we refer to as QIBs, are evidenced by one or more global notes. We have deposited the global note or notes with DTC and have registered the global notes in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     QIBs may hold their interests in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

     QIBs who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

     o    not be entitled to have certificates registered in their names;

     o not receive physical delivery of certificates in definitive registered form; and

     o    not be considered holders of the global note.

     We will pay interest on and the redemption price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

     o for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

     o for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We have been informed that DTC's practice is to credit participants' accounts on a payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in "street name."

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing the interest.

     Neither ImClone, nor any trustee, registrar, paying agent or conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

     DTC has advised us that it is:

     o a limited purpose trust company organized under the laws of the State of New York

      o    a member of the Federal Reserve System

     o     a "clearing corporation" within the meaning of the Uniform Commercial
           Code

     o a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act

     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes.

   Certificated Notes

     Notes sold to investors that are institutional accredited investors are issued in certificated form. In addition, QIBs may request that certificated notes be issued in exchange for notes represented by a global note.

Conversion of Notes

     Holders of notes may convert their notes, in whole or in part, into common stock through the final maturity date of the notes, subject to prior redemption of the notes. If we call notes for redemption, holders may convert the notes only until the close of business on the business day prior to the redemption date unless we fail to pay the redemption price. If holders have submitted their notes for redemption upon a fundamental change, then holders may only convert their notes upon the withdrawal of their redemption election. Holders may convert their notes in part so long as this part is $1,000 in principal amount or an integral multiple of $1,000. If any notes not called for redemption are converted after a record date for any interest payment date and prior to the next interest payment date, the notes so converted must be accompanied by an amount equal to the interest payable on the interest payment date on the converted principal amount unless a default exists at the time of conversion.

     The initial conversion price for the notes is $110.18 per share of common stock, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash for such fractional shares based upon the market price of the common stock on the business day prior to the conversion date. Except as described below, holders of notes will not receive any accrued interest or dividends upon conversion.

     To convert a note into common stock a holder must:

     o complete and manually sign the conversion notice on the back of the note or a facsimile of the conversion notice and deliver this notice to the conversion agent

     o    surrender the note to the conversion agent

     o    if required, furnish appropriate endorsements and transfer documents

     o    if required, pay all transfer or similar taxes

     o if required, pay funds equal to interest payable on the next interest payment date

     The date the holder complies with these requirements is the conversion date under the indenture.

     We will adjust the conversion price if the following events occur:

          (1) we issue common stock as a dividend or distribution on our common stock

          (2) we issue to all holders of common stock certain rights or warrants to purchase our common stock

          (3) we subdivide or combine our common stock

          (4) we distribute to all common stock holders capital stock, evidences of indebtedness or assets, including securities but excluding:

     o    rights or warrants listed in (2) above

     o    dividends or distributions listed in (1) above

     o    cash distributions listed in (5) below

          (5) we distribute cash to all holders of our common stock, excluding any quarterly cash dividend on the common stock, to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed the greater of:

     o the amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that the preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (5), as adjusted to reflect subdivisions or combinations of the common stock

     o 3.75% of the average of the last reported sale price of the common stock during the ten trading days immediately prior to the declaration date of the dividend excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of ImClone.

     If an adjustment is required to be made under this clause (5) as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause (5). If an adjustment is required to be made under this clause (5) as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution;

          (6) we make a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

          (7) someone other than us makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause (7) will only be made if:

     o the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding, and

     o the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

     However, the adjustment referred to in this clause (7) will generally not be made if, as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger of ImClone or a sale of all or substantially all of our assets.

     In the event of:

     o    any reclassification of our common stock;

     o    consolidation, merger or combination involving ImClone; or

     o a sale or conveyance to another person of all or substantially all of the property and assets of ImClone;

in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled thereafter to convert their notes into the same type of consideration they would have been entitled to receive had the notes been converted into common stock immediately prior to one of these types of events.

     You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion price adjustment. See "Certain United States Federal Income Tax Considerations."

     We may from time to time reduce the conversion price for a period of at least 20 days if our board of directors has made a determination that this reduction would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days' notice of any reduction in the conversion price. In addition, we may reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See "Certain United States Federal Income Tax Considerations."

     We will not be required to make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price. However, we will carry forward any adjustments that are less than one percent of the conversion price. Except as described above in this section, we will not adjust the conversion price for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Optional Redemption by ImClone

   Provisional Redemption

     We may redeem some or all of the notes at any time prior to March 6, 2003, at a redemption price equal to $1,000 per $1,000 aggregate principal amount of notes plus accrued and unpaid interest to the redemption date if:

     o the closing price of the common stock has exceeded 150% of the conversion price for at least 20 trading days in any consecutive 30-trading day period; and

     o if the redemption would occur before March 1, 2002, the shelf registration statement covering resale of the notes and the common stock is effective and expected to remain effective and available for use for the 30 days following the redemption date.

     We must mail the notice for redemption within five trading days of the consecutive 30-trading day period. The provisional redemption date shall be not less than 30 nor more than 60 days after the notice.

     If we redeem the notes under these circumstances, we will make an additional payment on the redeemed notes equal to $152.54 per $1,000 aggregate principal amount of notes, minus the amount of any interest we actually paid on the note prior to the date we mailed the notice. We must make these payments on all notes called for redemption, including notes converted after the date we mailed the notice.

   Non-Provisional Redemption

     The notes are not entitled to any sinking fund. At any time on or after March 6, 2003, we may redeem some or all of the notes on at least 30 but not more than 60 days' notice, at the following redemption prices (expressed in percentages of the principal amount).

     If redeemed during the 12-month period:

                                                                      Redemption
Twelve-Month Period                                                     Price
-------------------                                                   ----------

Beginning on March 6, 2003 and ending February 29, 2004...........      102.20%
Beginning on March 1, 2004 and ending February 28, 2005...........      101.10

and 100% at March 1, 2005. In addition, we will pay interest on the notes being redeemed, including those notes which are converted into our common stock after the date the notice of the redemption is mailed and prior to the redemption date. This interest will include interest accrued and unpaid to, but excluding, the redemption date. If the redemption date is an interest payment date, we will pay the interest to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the redemption price.

     If less than all of the outstanding notes are to be redeemed, the trustee shall select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate.

     We may not redeem the notes if we have failed to pay any interest or premium on the notes and such failure to pay is continuing.

Redemption at Option of the Holder

     If a fundamental change occurs prior to March 1, 2005, holders may require us to redeem their notes, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the fundamental change. The notes will be redeemable in multiples of $1,000 principal amount. We shall redeem the notes at a price equal to 100% of the principal amount to be redeemed, plus accrued interest to, but excluding, the repurchase date. If the repurchase date is an interest payment date, we will pay interest to the record holder on the relevant record date.

     We will mail to all record holders a notice of the fundamental change within 10 days after the occurrence of the fundamental change. We are also required to deliver to the trustee a copy of the fundamental change notice and issue a press release announcing the fundamental change. If holders elect to redeem the notes, each such holder must deliver to us or our designated agent, on or before the 30th day after the date of our fundamental change notice, the redemption notice and any notes to be redeemed, duly endorsed for transfer. We will promptly pay the redemption price for notes surrendered for redemption following the repurchase date.

     A "fundamental change" is any transaction or event in connection with which all or substantially all of our common stock will be exchanged for, converted into, acquired for or constitute solely the right to receive, consideration, whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise, which consideration is not all or substantially all common stock:

     o listed on, or that will be listed on or immediately after the transaction or event on a United States national securities exchange; or

     o approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

     We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

     These fundamental change redemption rights could discourage a potential acquiror of ImClone. However, this fundamental change redemption feature is not the result of management's knowledge of any specific effort to obtain control of ImClone by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "fundamental change" is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to offer to redeem the notes upon the occurrence of a fundamental change would not necessarily afford the holders of notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving ImClone.

     We may be unable to redeem the notes in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the redemption price for all tendered notes. In addition, in certain situations, a fundamental change could result in an event of default under our current forms of indebtedness. Any future credit agreements or other agreements relating to our indebtedness may contain similar provisions, or expressly prohibit the repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing or redeeming notes, we could seek the consent of our lenders to redeem the notes or could attempt to refinance this debt. If we were not able to obtain such a consent, we could not purchase or redeem the notes. Our failure to redeem tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. In such circumstances, or if a fundamental change would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to the holders of notes.

Subordination of Notes

     Payment on the notes will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness.

     Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, interest, and liquidated damages, if any, on, the notes will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of all senior indebtedness. In the event of any acceleration of the notes because of an event of default, the holders of any outstanding senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness obligations before the holders of the notes are entitled to receive any payment or distribution. We are required under the indenture to promptly notify holders of senior indebtedness, if payment of the notes is accelerated because of an event of default.

     We cannot make any payment on the notes if:

     o a default in the payment of senior indebtedness occurs and is continuing beyond any applicable period of grace (called a "payment default"); or

     o a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, or in the case of a lease, a default occurs and is continuing that permits the lessor to either terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease, and the trustee receives a notice of such default (called a "payment blockage notice") from us or any other person permitted to give such notice under the indenture (called a "non-payment default").

     We may resume payments and distributions on the notes:

     o in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

     o in case of a non-payment default, the earlier of the date on which such non-payment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received, if the maturity of the designated senior indebtedness has not been accelerated, or in the case of any lease, 179 days after notice is received if we have not received notice that the lessor under such lease has exercised its right to terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease.

     No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice.

     If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the notes before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

     In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the indenture.

     As of May 1, 2000, we had approximately $3.9 million of senior indebtedness outstanding. We are not prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness. The indenture will not limit:

     o the amount of additional senior indebtedness, which ImClone can create, incur, assume or guarantee; or

     o the amount of indebtedness or other liabilities any future subsidiary can create, incur, assume or guarantee.

     We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee's claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

   Certain Definitions

     "designated senior indebtedness" shall mean all indebtedness existing on the date of this offering memorandum plus any senior indebtedness incurred after such date.

     "indebtedness" means:

          (1) all indebtedness, obligations and other liabilities for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, or evidenced by bonds, notes, notes or similar instruments, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

          (2) obligations with respect to letters of credit, bank guarantees or bankers' acceptances;

          (3) obligations in respect of capital leases and real or personal property leases required in conformity with generally accepted accounting principles to be accounted for as capitalized lease obligations on our balance sheet;

          (4) all obligations and other liabilities under any lease or related document, including purchase agreements, in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under the lease or related document to purchase or to cause a third party to purchase the leased property;

          (5) all obligations with respect to an interest rate or other swap, cap or collar agreement or foreign currency hedge, exchange or purchase agreement;

          (6) all direct or indirect guaranties, our obligations or liabilities to purchase, acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others of the type described in (1) through (5) above;

          (7) any obligations described in (1) through (5) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us; and

          (8) any deferrals, renewals, extensions, refundings, amendments, modifications or supplements to (1) through (7) above.

     "senior indebtedness" means the principal, premium, if any, interest, including any interest accruing after bankruptcy and rent or termination payment on or other amounts due on our current or future indebtedness, whether created, incurred, assumed, guaranteed or in effect guaranteed by us. However, senior indebtedness does not include:

     o indebtedness that expressly provides that it shall not be senior in right of payment to the notes or expressly provides that it is on the same basis or junior to the notes

     o    the notes

Events of Default; Notice and Waiver

     The following will be events of default under the indenture:

     o we fail to pay principal or premium, if any, upon redemption or otherwise on the notes, whether or not the payment is prohibited by subordination provisions

     o we fail for 30 days to pay any interest and liquidated damages, if any, on the notes, whether or not the payment is prohibited by subordination provisions of the indenture

     o we fail to perform or observe any of the covenants in the indenture for 60 days after notice

     o certain events involving bankruptcy, insolvency or reorganization of ImClone

     The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, premium, interest or liquidated damages, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

     If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal, premium, and accrued interest and liquidated damages, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving ImClone, the principal, premium and accrued interest and liquidated damages, if any, on the notes will automatically become due and payable. Subject to certain limitations, the holders of a majority of the principal amount of outstanding notes may waive any default other than non-payment defaults. Payments of principal, premium, or interest on the notes that are not made when due will accrue interest at the annual rate of 5 1/2% from the required payment date.

     The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture. No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium or interest on the notes, unless:

     o    the holder has given the trustee written notice of an event of default

     o the holders of at least 25% in principal amount of outstanding notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy

     o the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes

     o the trustee fails to comply with the request within 60 days after receipt

Modification of the Indenture

     The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note if it would:

     o    extend the fixed maturity of any note

     o    reduce the rate or extend the time for payment of interest of any note

     o    reduce the principal amount or premium of any note

     o    reduce any amount payable upon redemption of any note

     o adversely change our obligation to redeem any note upon a fundamental change

     o    impair the right of a holder to institute suit for payment on any note

     o    change the currency in which any note is payable

     o    impair the right of a holder to convert any note

     o    adversely modify the subordination provisions of the indenture

     o reduce the percentage of notes required for consent to any modification of the indenture

     We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

Registration Rights of the Noteholders

     Under a registration rights agreement, we are required to use our reasonable efforts to cause the shelf registration statement, of which this prospectus is a part, to become effective and to use reasonable efforts to keep the shelf registration statement effective until the earlier of:

     o all of the registrable securities have been sold pursuant to the shelf registration statement

     o the expiration of the holding period under Rule 144(k) under the Securities Act, or any successor provision, subject to certain permitted exceptions

     When we use the term "registrable securities" in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the earliest of:

     o the effective registration under the Securities Act and resale of the securities in accordance with the registration statement

     o    the expiration of the holding period under Rule 144(k)

     o the sale to the public pursuant to Rule 144 under the Securities Act, or any similar provision then in force, but not Rule 144A

     We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the Securities and Exchange Commission and similar events. Any suspension period shall not:

     o    exceed 30 days in any 3-month period

     o    an aggregate of 90 days for all periods in any 12-month period

     However, we will be permitted to suspend the use of the prospectus not to exceed 60 days under certain circumstances, relating to possible acquisitions, financings or similar transactions.

     If the shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above, we will pay predetermined liquidated damages:

     o on the notes at an annual rate equal to 0.5% of the principal amount of the notes

     o on the common stock at an annual rate equal to 0.5% of the conversion price

     A holder who elects to sell registrable securities pursuant to the shelf registration statement will be required to:

     o    be named as a selling stockholder in the related prospectus

     o    deliver a prospectus to purchasers

     o be subject to the provisions of the registration rights agreement, including indemnification provisions

     Under the registration rights agreement we will

     o    pay all expenses of the shelf registration statement

     o    provide each registered holder copies of the prospectus

     o notify holders when the shelf registration statement has become effective

     o take other actions as are required to permit unrestricted resales of the registrable securities

     The plan of distribution of the shelf registration statement will permit resales of registrable securities by selling security holders through brokers and dealers.

     We will give notice of the filing and effectiveness of the shelf registration statement to all holders of the notes or the underlying common stock by issuing a press release to Reuters Economic Services and Bloomberg Business News. In order for a holder to sell registrable securities, such holder must complete and deliver a questionnaire which can be obtained from Catherine M. Vaczy, Associate General Counsel, 180 Varick Street, New York, New York 10014, and our telephone number is (212) 645-1405. This completed questionnaire should be forwarded to us at least three business days prior to intended distribution. Such holder should complete and deliver the questionnaire prior to the effectiveness of the shelf registration statement so that such holder may be named as selling stockholders in the prospectus at the time of effectiveness. Upon receipt of a completed questionnaire, together with any other information we may reasonably request following the effectiveness, we will, within five business days, file any amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit any holder to deliver a prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus. We will pay liquidated damages to the holder if we fail to make the filing in the time required or, if such filing is a post-effective amendment to the shelf registration statement required to be declared effective under the Securities Act, if such amendment is not declared effective within 45 days of the filing. If a holder does not complete and deliver a questionnaire or provide the other information we may request, such holder will not be named as a selling stockholder in the prospectus and will not be permitted to sell registrable securities pursuant to the shelf registration statement.

     The summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement. You can request a copy of the registration rights agreement from us.

Rule 144A Information Requirement

     We will furnish to the holders or beneficial holders of the notes or the underlying common stock and prospective purchasers, upon their request, the information required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ImClone.

Information Concerning the Trustee

     We have appointed The Bank of New York, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, as long as it or any of its affiliates remains our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and common stock into which notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change or differing interpretation, possibly with retroactive effect. Except as specifically discussed below with regard to non-U.S. holders (as defined below), this summary applies only to beneficial owners that will hold notes and common stock into which notes may be converted as "capital assets," within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, referred to as the "Code," and who, for U.S. federal income tax purposes, are:

     o individual citizens or residents of the U.S., including non-resident alien individuals who are lawful permanent residents of the U.S. or meet the "substantial presence" test under Section 7701(b) of the Code;

     o corporations, partnerships or other entities created or organized in or under the laws of the U.S. or of any political subdivision thereof (unless, in the case of a partnership, Treasury Regulations otherwise provide);

     o estates, the incomes of which are subject to U.S. federal income taxation regardless of the source of such income; or

     o trusts subject to the primary supervision of a U.S. court and the control of one or more U.S. persons,

referred to as "U.S. holders."

     Beneficial owners of a note or common stock that are not U.S. holders (referred to as "non-U.S. holders") are subject to special U.S. federal income tax considerations, some of which are discussed below.

     This discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, such as banks, holders subject to the alternative minimum tax, S corporations, tax-exempt organizations, insurance companies, foreign persons or entities (except to the extent specifically set forth below), dealers in securities or currencies, persons that will hold notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes or persons deemed to sell notes or common stock under the constructive sale provisions of the Code.

     Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

     Taxation of Interest

     Interest paid on the notes will be included in the income of a U.S. holder as ordinary income at the time it is treated as received or accrued, in accordance with such holder's regular method of accounting for U.S. federal income tax purposes. Under Treasury Regulations, the possibility of an additional payment under a note may be disregarded for purposes of determining the amount of interest income to be recognized by the holder in respect of such note (or the timing of such recognition) if the likelihood of the payment, as of the date the notes are issued, is remote. Holders may require ImClone to redeem any and all of their notes in the event of a fundamental change, and ImClone may redeem some or all of the notes pursuant to the provisional redemption features of the notes. ImClone intends to take the position that a "fundamental change" or a provisional redemption is remote under the Treasury Regulations, and likewise does not intend to treat the possibility of a "fundamental change" or a provisional redemption as affecting the yield to maturity of any note. In the event any of these contingencies occurs, it would affect the amount and timing of the income that must be recognized by a U.S. holder of notes.

     Sale, Exchange or Redemption of the Notes

     Upon the sale, exchange (other than a conversion, or other exchange for stock or debt of ImClone) or redemption of a note, a U.S. holder generally will recognize gain or loss equal to the difference between:

     o the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption; and

     o such holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will equal the cost of the note to such holder, increased by any market discount previously includible in income by such holder with respect to the notes, and reduced by any amortizable bond premium used to offset interest income on the notes.

     Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder's holding period in the note is more than one year at the time of sale, exchange or redemption, except to the extent such amount is attributable to accrued interest or market discount not previously included in income, which will be taxable as ordinary income. See "Market Discount and Bond Premium" below. Long-term capital gains recognized by certain noncorporate U.S. holders, including individuals, will generally be subject to a maximum stated rate of tax of 20%. The deductibility of capital losses is subject to limitations.

Market Discount and Bond Premium

     If a U.S. holder purchases a note after the original issue for an amount less than its principal amount, the difference will be treated as market discount. Under the market discount rules, such holder will be required, subject to a de minimis exception, to treat any principal payment on a note or any gain on the sale, exchange, retirement or other disposition of a note, as ordinary income to the extent of the market discount that has not previously been included in income and that is treated as having accrued on such note at the time of such payment or disposition. If a note with accrued market discount is converted into common stock pursuant to the conversion feature, the amount of such accrued market discount generally will be taxable as ordinary income upon the disposition of the common stock. In addition, a U.S. holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless a U.S. holder elects to accrue on a constant interest method. Such holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired by a U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     If a U.S. holder purchases a note for an amount in excess of its stated principal amount, plus accrued interest, such holder generally will be considered to have purchased the note with "amortizable bond premium." Such holder generally may elect to amortize such premium from the purchase date to the note's maturity date under a constant yield method. Amortizable bond premium generally is treated as an offset to interest income on the note and not as a separate deduction. Amortizable bond premium, however, will not include any premium attributable to the value of the note's conversion feature. Also, because the notes may be redeemed by ImClone at a price in excess of their principal amount, a U.S. holder may be required to amortize any premium based on an earlier call date and the call price payable at that time. An election to amortize amortizable bond premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by such holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     U.S. holders should consult their own tax advisors concerning the existence of, and tax consequences of, market discount and amortizable bond premium.

     Conversion of the Notes

     A U.S. holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except for (i) cash received in lieu of a fractional share of common stock, and (ii) any cash received as an additional payment upon conversion of a note after receipt of notice of a provisional redemption, to the extent described below. Although the treatment of the additional payment that ImClone will be required to make if a U.S. holder converts notes after receiving notice of a provisional redemption is unclear, such holder may be required to treat an amount equal to interest that has accrued but has not been included in income as ordinary interest income. Such holder will be required to recognize gain, if any, to the extent of the excess of such additional payment over the amount, if any, treated as interest. Any gain so recognized will generally be capital gain. A U.S. holder's tax basis in the common stock received on conversion of a note will be the same as such holder's adjusted tax basis in the note at the time of conversion (increased by the amount of recognized gain, if any, and reduced by the amount of any basis allocable to a fractional share interest for which cash was received). The holding period for the common stock received on conversion will generally include the holding period of the note converted. Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock, which will result in capital gain or loss, measured by the difference between the cash received for the fractional share and the holder's adjusted tax basis in the fractional share.

     Dividends

     Distributions, if any, made on the common stock after a conversion generally will be included in the income of a U.S. holder as ordinary dividend income to the extent of ImClone's current or accumulated earnings and profits. Distributions in excess of ImClone's current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. holder's tax basis in the common stock and thereafter as capital gain.

     Adjustments to Conversion Price

     The conversion price of the notes is subject to adjustment under certain circumstances. See "Description of Notes--Conversion of Notes". Under Section 305 of the Code and the Treasury Regulations issued thereunder, certain adjustments to the conversion price may be treated as a taxable distribution to U.S. holders, resulting in ordinary income (subject to a possible dividends-received deduction for corporate holders) to the extent of ImClone's current or accumulated earnings and profits if, and to the extent that adjustments in the conversion price increase such holder's proportionate interest in the earnings and profits or assets of ImClone. Such adjustments may occur in limited circumstances (particularly adjustments to reflect taxable dividends to holders of common stock of ImClone) and in such a case a constructive distribution would arise, whether or not the holders ever convert the notes. U.S. holders, therefore, could have taxable income as a result of an event in which they received no cash or property. A holder's tax basis in a note, however, generally will be increased by the amount of any constructive dividend included in taxable income. Similarly, a failure to adjust the conversion rate to reflect a stock dividend or other event increasing the proportionate interest, of the holders of outstanding common stock, in ImClone's earnings and profits or assets could, in some circumstances, give rise to deemed dividend income to holders of ImClone's common stock.

     Sale of Common Stock

     Upon the sale or exchange of common stock a U.S. holder generally will recognize gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such U.S. holder's adjusted tax basis in the common stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder's holding period in the common stock is more than one year at the time of the sale or exchange (except to the extent of any accrued market discount attributable to such stock, which will be taxable as ordinary income, as described above under "Market Discount and Bond Premium.") The deductibility of capital losses is subject to limitations.

Special Tax Rules Applicable to Non-U.S. Holders

     The rules governing the U.S. federal income and estate taxation of a non-U.S. holder are complex, and no attempt will be made herein to provide more than a summary of those rules.

     Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign tax laws with regard to an investment in the notes and common stock, including any reporting requirements.

     In general, subject to the discussion below concerning backup withholding and income effectively connected with a U.S. trade or business:

     (a) Payments on the notes by ImClone or any paying agent to a beneficial owner of a note that is a non-U.S. holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

       (i) such non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of ImClone's stock entitled to vote (including the stock into which the notes are convertible),

      (ii) such non-U.S. holder is not a "controlled foreign corporation" related to ImClone actually or constructively through stock ownership,

     (iii) such non-U.S. holder is not a bank receiving interest on a loan entered into in the ordinary course of business, and

      (iv) the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (discussed below) are satisfied,

referred to as the "portfolio interest exemption."

         (b) A non-U.S. holder of a note or common stock will generally not be subject to U.S. federal income tax or withholding tax on gains realized on the sale, exchange, redemption or other disposition of such note or common stock (including the receipt of cash in lieu of fractional shares upon conversion of a note into common stock) unless

       (i) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder, or

      (ii) in the case of common stock held by a person who holds more than 5% of such stock, ImClone is or has been, at any time within the shorter of the five-year period preceding such sale or other disposition or the period such non-U.S. holder held the common stock, a U.S. real property holding corporation for U.S. federal income tax purposes. ImClone does not believe that it is currently a U.S. real property holding corporation or that it will become one in the future.

         (c) Interest on notes not excluded from U.S. withholding tax as described in (a) above and dividends on common stock after conversion generally will be subject to U.S. withholding tax at a 30% rate, except where an applicable tax treaty provides for the reduction or elimination of such withholding tax. ImClone may be required to report annually to the IRS and to each non-U.S. holder the amount of interest paid to, and the tax withheld, if any, with respect to each non-U.S. holder; and

         (d) No U.S. federal income tax or withholding tax will generally be imposed upon the conversion of a note into common stock by a non-U.S. holder except with respect to the receipt of cash in lieu of fractional shares by non-U.S. holders upon conversion of a note where any of the conditions described above in (b) are satisfied.

     To satisfy the certification requirements referred to in (a)(iv) above, either (1) the beneficial owner of a note must certify, under penalties of perjury, to ImClone or its paying agent, as the case may be, that such owner is a non-U.S. holder and must provide such owner's name and address, and U.S. taxpayer identification number, if any, or (2) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business (a "Financial Institution") and holds the note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to ImClone or its paying agent, as the case may be, that such certificate has been received from the beneficial owner and must furnish the payor with a copy thereof. Such requirement will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8 or successor form, under penalties of perjury, that it is a non-U.S. holder and provides its name and address, or any Financial Institution holding the note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner and furnishes the withholding agent with a copy thereof.

     Treasury Regulations effective for payments made after December 31, 2000, will provide alternative methods for satisfying the certification requirements described above and below, subject to certain transition rules. Non-U.S. holders are urged to consult their own tax advisors regarding these new regulations.

     If a non-U.S. holder of a note or common stock is engaged in a trade or business in the U.S. and if interest on the note, dividends on the common stock, or gain realized on the sale, exchange or other disposition of the note or common stock is effectively connected with the conduct of such trade or business and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder in the U.S., the non-U.S. holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest, dividends or gain on a net income basis in the same manner as if it were a U.S. holder. In lieu of the certificate described above, such non-U.S. holder will be required, under currently effective Treasury Regulations, to provide the payor with a properly executed IRS Form 4224 or successor form in order to claim an exemption from withholding tax. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or such lower rate provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

     U.S. Federal Estate Tax

     If interest on the notes qualifies for the portfolio interest exemption with respect to a non-U.S. holder at the time of such holder's death, the notes will not be included in the estate of the deceased non-U.S. holder for U.S. federal estate tax purposes. Common stock held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will be included in such individual's estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty otherwise applies.

     Non-U.S. holders should consult with their tax advisors regarding U.S. and foreign tax consequences with respect to the notes and common stock.

Backup Withholding and Information Reporting

     Backup withholding of U.S. federal income tax at a rate of 31% may apply to payments, pursuant to the terms of a note or common stock, to a U.S. holder that is not an "exempt recipient" and that fails to provide certain identifying information, such as the holder's taxpayer identification number, in the manner required. Generally, individuals are not exempt recipients, whereas corporations and certain other entities are exempt recipients. Payments made in respect of a note or common stock must be reported to the IRS unless the U.S. holder is an exempt recipient or otherwise establishes an exemption.

     In the case of payments of interest on a note to a non-U.S. holder, Treasury Regulations provide that backup withholding and information reporting will not apply to payments with respect to which either requisite certification has been received or an exemption has otherwise been established, provided that neither ImClone nor a paying agent has actual knowledge that the holder is a U.S. holder or that the conditions of any other exemption are not in fact satisfied.

     Dividends on the common stock paid to non-U.S. holders that are subject to U.S. withholding tax, as described above, generally will be exempt from U.S. backup withholding tax but will be subject to certain information reporting.

     Payments of the proceeds of the sale of a note or common stock to or through a foreign office of a U.S. broker, a foreign broker that is a "controlled foreign corporation" within the meaning of the Code, or a foreign person (50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of a trade or business within the U.S.) are currently subject to certain information reporting requirements, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is a non-U.S. holder and has no actual knowledge that such evidence is false and certain other conditions are met. Temporary Treasury Regulations indicate that such payments are not currently subject to backup withholding.

     Under current Treasury Regulations, payments of the proceeds of a sale of a note or common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a non-U.S. holder and satisfies certain other qualifications (and no agent of the broker who is responsible for receiving or reviewing such statement has actual knowledge that it is incorrect) and provides his or her name and address or the payee otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules from a payment to a holder of a note or common stock may be allowed as a refund or credit against such holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

     Treasury regulations that apply to payments made after December 31, 2000 will modify current information reporting and backup withholding procedures and requirements. These regulations provide certain presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payer. For payments made after December 31, 2000, holders must provide certification, if applicable, that conforms to the requirements of the regulations, subject to certain transitional rules permitting certification in accordance with current Treasury regulations until December 31, 2000. Holders of a note or common stock should consult with their tax advisors regarding the application of the backup withholding rules to their particular situation, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the impact of these new regulations on payments made with respect to notes or common stock after December 31, 2000.

     The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, prospective investors should consult their own tax advisors as to the particular U.S. federal, state, local, estate, gift and foreign tax consequences of purchasing, holding and disposing of the notes and common stock of ImClone, as well as the consequences of any proposed change in applicable laws.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 60,000,000 shares of common stock, par value $.001 per share, and 4,000,000 shares of preferred stock, par value $1.00 per share. As of May 1, 2000, there were 31,236,166 shares of common stock outstanding held of record by approximately 380 stockholders and there were 300,000 shares of series A preferred stock outstanding, which are all held by Merck KGaA.

     The registrar and transfer agent for the common stock is Equiserve.

Common Stock

     Holders of shares of common stock are entitled to one vote per share on matters to be voted upon by our stockholders. Holders of shares of common stock do not have cumulative voting rights. Therefore, the holders of more than 50% of the shares of the common stock will have the ability to select all of our directors. Holders of shares of common stock will be entitled to receive dividends when, as and if declared by our board of directors. In the event of a liquidation, dissolution or winding up of ImClone, holders of common stock have the right to share ratably in all assets remaining after the payment of all liabilities, subject to preference in liquidation of any outstanding preferred stock. Holders of common stock have neither preemptive rights nor rights to convert their common stock into any other securities and are not subject to future calls or assessments by ImClone. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of the series A preferred stock, as well as any additional preferred stock that ImClone may designate and issue in the future.

Preferred Stock

     Our board of directors has the authority to issue preferred stock in one or more series, and to fix the rights, preferences, privileges and restrictions, including the dividend, conversion, voting, redemption (including sinking fund provisions) and other rights, liquidation preferences and the number of shares constituting any series and the designations of such series, without any further vote or action by our stockholders. The provisions of any preferred stock could adversely affect the voting power of the holders of common stock and could, among other things, have the effect of delaying, deferring or preventing a change in control of ImClone.

   Series A Preferred Stock

     In December 1997, in connection with an amendment to our research and license agreement with Merck KGaA for BEC2, Merck KGaA purchased from us 400,000 shares of series A preferred stock for total consideration of $40 million. 100,000 of these shares of series A preferred stock were converted into 800,000 shares of common stock in December 1999. Holders of series A preferred stock generally have no voting rights, except:

     o that two-thirds of the outstanding shares must consent to changes in the terms of the series A preferred stock

     o in certain cases, if we default in the timely payment of dividends on the series A preferred stock, the holders will have the right to elect a nominee to our board of directors

     o    as otherwise required by law

     The holders of the series A preferred stock are entitled to receive annual cumulative dividends of $6.00 per share. Dividends on the outstanding series A preferred stock accrue as of their issuance date and are payable in cash annually on the earlier of

     o     December 31st or

     o at the time of conversion or redemption of the series A preferred stock on which the dividend is to be paid

     100,000 shares of series A preferred stock were converted in December 1999, an additional 100,000 shares became convertible into 249,610 shares of common stock at a conversion price of $40.063 per share on January 1, 2000 and an additional 100,000 preferred shares will become convertible, into a number of shares of common stock based on the applicable conversion price on each of January 1, 2001 and January 1, 2002.

     During the period from January 1, 2000 through December 31, 2000 the series A preferred stock is convertible at a price equal to $40.063 per share. During the period from January 1, 2001 through December 31, 2001 the series A preferred stock is convertible at a price equal to the average of the closing prices for the common stock for the five trading days ending one trading day prior to December 31, 2000. During the period from January 1, 2002 through December 31, 2002 the series A preferred stock is convertible at a price equal to 88% of the average of the closing prices for the common stock for the five trading days ending one trading day prior to December 31, 2001 (the "beneficial conversion feature"). Anytime after January 1, 2003 the series A preferred stock is convertible at a price equal to the average of the closing prices for the common stock for the five trading days ending one trading day prior to the receipt by us of the notice of conversion.

     The conversion price is subject to adjustment in the case of certain dilutive events. Further, in the event the average market price of the common stock for the five consecutive trading days ending one trading day prior to any trading day during which any series A preferred stock is outstanding exceeds 150% of the conversion price then in effect, we have the right, as long as such price exceeds 150% of the conversion price, to require the holder of the series A preferred stock to convert all its series A preferred stock as may then be convertible. We may also redeem in whole or any part of the series A preferred stock then outstanding at a redemption price of $120 per share, plus accrued and unpaid dividends thereon.

     In the event of our liquidation, dissolution or winding up, holders of the series A preferred stock are entitled to receive in cash out of our assets available for distribution to our stockholders an amount equal to the stated value of $100 per share outstanding, plus accrued and unpaid dividends. Such payments will be made before any amount will be paid to the holders of the common stock or holders of other classes or series of our capital stock or if the assets are insufficient to pay the full amount due to the holders of series A preferred stock such holders will receive a pro rata portion thereof.

     In accordance with the terms of the series A preferred stock, we are required to recognize an assumed incremental yield of $5,455,000 (calculated at the date of issuance and based on the beneficial conversion feature noted above). This amount is being amortized as a preferred stock dividend over a four-year period beginning with the day of issuance. The assumed incremental yield and related amortization for the period after the December 1999 conversion of the series A preferred stock has been adjusted to reflect a decrease in the aggregate assumed incremental yield of $709,000 as a result of the conversion of 100,000 shares of series A preferred stock prior to the period in which the beneficial conversion feature is available. Accrued dividends of approximately $4,894,000 were paid in December 1999 with respect to the 100,000 shares of series A preferred stock that were converted and the 300,000 shares of series A preferred stock that remained outstanding at December 31, 1999. Additionally, we recognized an incremental yield attributable to the beneficial conversion feature of $2,650,000 for the period from the date of issuance through December 31, 1999. The unamortized assumed incremental yield amounted to $2,096,000 at December 31, 1999.

Milestone Shares

     Under our license agreement with Merck KGaA for IMC-C225, we are entitled to receive from Merck KGaA up to $60 million upon our achievement of various milestones in the development of IMC-C225. In connection with making the final $30 million of these milestone payments, Merck KGaA is entitled to receive milestone shares from us, which, if issued, will be shares of our common stock (or other capital stock convertible into our common stock). We describe the milestone shares more fully under the heading "Business--Collaborations with Merck KGaA-- IMC-C225 License and Development Agreement."

Options and Warrants

   Options

     In February 1986, our board of directors adopted an incentive stock option plan and a non-qualified stock option plan (the "86 Plans"). In February 1996, we adopted an additional incentive stock option plan and non-qualified stock option plan (the "96 Plans"). In May 1998, we adopted an additional non-qualified stock option plan (the "98 Plan"). Combined the 86 Plans, the 96 Plans, as amended, and the 98 Plan, as amended, provide for the granting of options to purchase up to 8,500,000 shares of common stock to our key employees, directors, consultants and advisors. Incentive stock options may not be granted at a price less than the fair market value of the stock at the date of grant and may not be granted to non-employees. Options may not be granted under the 98 Plan to officers or directors. Options under all the plans, unless earlier terminated, expire ten years from the date of grant. Certain options granted under these plans vest over one-to-five-year periods. At May 1, 2000, options to purchase 4,954,809 shares of common stock were outstanding under the 86 Plans, the 96 Plans and the 98 Plan, and 1,212,798 shares were available for grant under the 96 Plans and the 98 Plan. Options may no longer be granted under the 86 Plans pursuant to the terms of the 86 Plans.

     In September 1998 and January 1999, we granted to both our Vice President of Marketing and Vice President of Product and Process Development options to purchase 60,000 shares of common stock each. These options were not granted under any of the above mentioned incentive stock option or non-qualified stock option plans. The terms of these options are substantially similar to those granted under the 98 Plan.

     In May 1999, our stockholders approved the grant of an option to our President and Chief Executive Officer and Executive Vice President and Chief Operating Officer to purchase 1,000,000 and 650,000 shares, respectively, of common stock at a per share exercise price equal to $18.25, the last reported sale price of the common stock on the date shareholder approval was obtained. The options will vest no later than seven years from the grant date and specified amounts are subject to earlier vesting if specified common stock price thresholds are met. In December 1999, the Compensation and Stock Option Committee amended the options, subject to shareholder approval, to provide that specified amounts are subject to immediate vesting if specified common stock price thresholds are met. All common stock price thresholds have now been met and if the amendment is approved by our shareholders, the options will become fully vested and exercisable.

   Warrants

     As of May 1, 2000, a total of 1,133,520 shares of common stock were issuable upon exercise of outstanding warrants. Such warrants have been issued to our officers, directors, other employees, certain scientific advisory board members, as well as certain investors and certain credit providers. The warrants, all of which are currently exercisable, have exercise prices ranging from $.0687 to $13.33 per share, with an average exercise price of approximately $3.099. The warrants have standard anti-dilution provisions including adjustments for stock splits, reverse stock splits and stock dividends as well as adjustments for capital reorganizations.

Registration Rights

     We have granted Merck KGaA certain registration rights regarding the shares of common stock that it may acquire upon conversion of the series A preferred shares and upon receipt of milestone shares. Specifically, Merck KGaA has the right to require us to register upon its request once during any 12-month period, up to a total of four times, at our expense, the number of shares of common stock into which the shares of series A preferred stock are converted according to their terms and the number of milestone shares that are issued. Merck KGaA may also exercise rights to have such registrable common stock registered at any time that we file a registration statement for other shares of our common stock. Merck KGaA may exercise these rights at any time after conversion of its shares of series A preferred stock into shares of common stock or receipt of milestone shares. As of May 1, 2000, Merck KGaA had converted 100,000 shares of series A preferred stock into 800,000 shares of common stock. Merck KGaA has not acquired any milestone shares.

Limitation of Liability

     As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     o for any breach of the director's duty of loyalty to ImClone or its stockholders

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

     o under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock or

     o for any transaction from which the director derives an improper personal benefit

     As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

     We have obtained directors and officers liability insurance against claims made in the aggregate amount of $13 million per loss and per year. In addition, our by-laws provide for indemnification of all officers and directors against liabilities or expenses incurred in connection with any action, suit or proceeding if the director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, unless the action, suit or proceeding involved liability by the director or officer to us and no court determines that such director or officer is entitled to indemnification. Our by-laws also provide that expenses incurred by a director or officer in defending any such action may be advanced by us if the director or officer agrees to repay such amount if it is subsequently determined that he is not entitled to indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling ImClone pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Business Combination Provisions

     The business combination provision contained in Section 203 of the Delaware General Corporation Law ("Section 203") defines an interested stockholder as any person that

     o owns, directly or indirectly 15% or more of the outstanding voting stock of a corporation or

     o is an affiliate or associate of a corporation and was the owner of 15% or more of the outstanding voting stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and the associates of such person

     Under Section 203, a resident domestic corporation may not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless

     o prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder

     o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for determining the number of shares outstanding, (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances) or

     o on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder

     The restrictions imposed by Section 203 will not apply to a corporation if

     o the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 and

     o the corporation by the action of its stockholders holding a majority of outstanding stock adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by
          Section 203

     Such amendment will not be effective until 12 months after adoption and shall not apply to any business combination between such corporation and any person that became an interested stockholder of such corporation on or prior to such adoption.

     We have not elected out of the statute and therefore the restrictions imposed by Section 203 will apply to us.

                                SELLING HOLDERS

     The notes were originally issued by ImClone and sold by the initial purchasers in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by such initial purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act) or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7)) under the Securities Act. Selling holders, which term includes their transferees, pledges or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and the underlying common stock.

     Prior to any use of this prospectus in connection with an offering of the notes and the underlying common stock, this prospectus will be supplemented to set forth the name of the selling holder and the number of notes and underlying common stock beneficially owned by such holder. The prospectus supplement will also disclose whether any selling holder has held any position or office with, been employed by or otherwise has had a material relationship with, the company or any of its affiliates during the three years prior to the date of the prospectus supplement.

                              PLAN OF DISTRIBUTION

     The selling holders and their successors (which term includes their transferees, pledgees or donees or their successors) may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers (which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved).

     The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (1) on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale, (2) in the over-the-counter market, (3) in transactions otherwise than on such exchanges or services or in the over-the-counter market, (4) through the writing of options (whether such options are listed on an options exchange or otherwise), or (5) through the settlement of short sales. In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the notes or the common stock into with the notes are convertible and deliver these securities to close out such short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling holders from the sale of the notes or common stock into which the notes are convertible offered by them hereby will be the purchase price of such notes or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from the sale of the notes and the underlying common stock covered by this prospectus.

     Our outstanding common stock is listed for trading on the Nasdaq National Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes.

     In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling holder may not sell any notes or common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

     To the extent required, the specific notes or common stock to be sold, the name of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides for cross-indemnification of the selling holders and ImClone and their respective directors, officer and controlling persons against certain liabilities in connection with the offer and sale of the notes and common stock, including liabilities under the Securities Act. ImClone will pay substantially all of the expenses incurred by the selling holders and ImClone incident to the offering and sale of the notes and the common stock, provided that each selling holder will be responsible for payment of commission, concessions and discounts of underwriters, broker-dealers or agents.

                                 LEGAL MATTERS

     Certain legal matters relating to the notes and the underlying common stock will be passed upon for ImClone by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

     The statements in this prospectus in the second sentence of the eighth paragraph under the caption "Risk Factors -- Our success depends upon our ability to protect our intellectual property and our proprietary technology" on matters of U.S. intellectual property law that refer to the opinion of Kenyon & Kenyon, have been reviewed and approved by Kenyon & Kenyon, patent counsel for ImClone, as experts in U.S. intellectual property law, and are included herein in reliance upon such review and approval. The statements in this prospectus in the third sentence of the eighth paragraph under the caption "Risk Factors -- Our success depends upon our ability to protect our intellectual property and our proprietary technology" on matters of U.S. intellectual property law that refer to the opinion of Hoffmann & Baron, LLP, have been reviewed and approved by Hoffmann & Baron, LLP, special patent counsel for ImClone, as experts in U.S. intellectual property law, and are included herein in reliance upon such review and approval.

     The consolidated financial statements of ImClone Systems Incorporated and subsidiary as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that we have filed with the SEC at the following SEC public reference rooms:

450 Fifth Street, N.W.       7 World Trade Center       500 West Madison Street
       Room 1024                  Suite 1300                  Suite 1400
Washington, D.C. 20549     New York, New York 10048     Chicago, Illinois 60661

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     Our common stock is quoted on the Nasdaq National Market under the symbol "IMCL," and our SEC filings can also be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

     Our SEC filings are also available to the public on the SEC's Internet website at http://www.sec.gov.

     We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings after the date of this prospectus, until either of the following has occurred: (1) all the notes have been sold, or (2) the holding period applicable to the notes and the underlying common stock under Rule 144(k) under the Securities Act, or any successor provision, has expired. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (x) this prospectus or (y) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

     o    Our Annual Report on Form 10-K for our fiscal year ended December 31,
          1999

     o    Our Quarterly Report on Form 10-Q for the quarter ended March 31,
          2000

     o Our definitive proxy statement filed with the SEC, for the Company's Annual Meeting of Stockholders, on April 25, 2000

     o    Our Current Report on Form 8-K filed with the SEC on February 24,
          2000.

     You may request a copy of these filings, at no cost, by writing to us at the following address or telephoning us at (212) 645-1405 between the hours of 9:00 a.m. and 4:00 p.m., Eastern Standard time:

                          ImClone Systems Incorporated
                         Attention: Investor Relations
                               180 Varick Street
                            New York, New York 10014

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling holders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the securities being registered hereby. All amounts are estimates except the registration fee.

                                                                 Amount to be
                                                                     Paid
                                                                 -------------
Registration fee................................................   $  63,360
Transfer agent and registrar fees...............................       5,000
Legal fees and expenses.........................................      48,000
Accounting fees and expenses....................................      15,000
Miscellaneous...................................................      28,640
                                                                   ---------
   TOTAL........................................................   $ 160,000
                                                                   =========


Item 15.  Indemnification of Directors and Officers

     Our Certificate of Incorporation and Bylaws set forth the extent to which our officers and directors may be indemnified by us against any liabilities which they may incur. The general effect of our such provisions is that, on the terms and conditions set forth in our Certificate of Incorporation and Bylaws, any person made a party or threatened to be made a party to an action, suit or proceeding by reason of the fact that he or she is or was a director or officer, or is or was serving as a director, officer, employee or agent of another corporation or other enterprise at our request, shall be indemnified by us against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by him or her in connection with such action, suit or proceeding, to the full extent permitted under the laws of the State of Delaware; provided, however, that, subject to certain limited exceptions, we shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by our Board of Directors. Our Certificate of Incorporation gives our Board of Directors the authority to extend such indemnification to our employees and other agents as well.

     The general effect of the indemnification provisions contained in Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") is as follows: A director or officer who, by reason of such directorship or officership, is involved in any action, suit or proceeding (other than an action by or in the right of the corporation) may be indemnified by the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe that his or her conduct was unlawful. A director or officer who, by reason of such directorship or officership, is involved in any action or suit by or in the right of the corporation may be indemnified by the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that a court of appropriate jurisdiction shall approve such indemnification.

     Our Certificate of Incorporation provides that, to the maximum extent permitted under the DGCL, a director of ImClone shall not be personally liable to us or to any stockholders for monetary damages for breach of fiduciary duty as director or ImClone. Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that such provision shall not eliminate or limit the liability of a director (1) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived in improper personal benefit.

Item 16.  Exhibits and Financial Statement Schedules

     (a) The following exhibits are filed as part of this Registration
Statement:

Exhibit No.    Document
-----------    --------
    4.1        Indenture, dated as of February 29, 2000, between the Registrant and The Bank of New York, as trustee, including the form of 5 1/2% Convertible Subordinated Note due 2005 attached as Exhibit
               A thereto+

    4.2 Registration Rights Agreement between the Registrant and Merrill Lynch & Co., as the purchaser, dated as of January 19, 2000

    5.1        Opinion of Davis Polk & Wardwell

   12.1   Computation of Ratio of Earnings to Fixed Charges

   23.1   Consent of KPMG LLP, Independent Certified Public Accountants

   23.2   Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

   23.3   Consent of Kenyon & Kenyon

   23.4   Consent of Hoffman & Baron, LLP

   24.1 Power of Attorney (included on the signature page of the Registration Statement)

   25.1   Form T-1 Statement of Eligibility of The Bank of New York to
          act as trustee under the indenture
---------
+ Incorporated by reference to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.


Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act,

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registrant statement,

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
          Section 13(a) of Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 24th day of May, 2000.


                                         IMCLONE SYSTEMS INCORPORATED


                                         By: /s/ Samuel D. Waksal
                                            -----------------------------------
                                            Name:  Samuel D. Waksal
                                            Title: President, Chief Executive
                                                     Officer and Director

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Samuel D. Waksal, President, Chief Executive Officer and Director and John B. Landes, Vice President, Legal and General Counsel, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capabilities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in- fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                      Title                      Date
       ---------                      -----                      ----

/s/ Robert F. Goldhammer      Chairman of the Board and      May 24, 2000
--------------------------           Director
    Robert F. Goldhammer


/s/ Samuel D. Waksal          President, Chief Executive     May 24, 2000
--------------------------      Officer and Director
    Samuel D. Waksal


/s/ Harlan W. Waksal           Executive Vice President,     May 24, 2000
--------------------------    Chief Operating Office and
    Harlan W. Waksal                    Director


/s/ Carl Goldfischer           Vice President and Chief      May 24, 2000
--------------------------        Financial Officer
    Carl Goldfischer


/s/ Vincent T. DeVita, Jr.               Director            May 24, 2000
--------------------------
Vincent T. DeVita, Jr.


/s/ Paul B. Kopperl                      Director            May 24, 2000
--------------------------
    Paul B. Kopperl


/s/ William R. Miller                    Director            May 24, 2000
--------------------------
    William R. Miller


/s/ David M. Kies                        Director            May 24, 2000
--------------------------
    David M. Kies


/s/ John Mendelsohn                      Director            May 24, 2000
--------------------------
    John Mendelsohn


/s/ Richard Barth                        Director            May 24, 2000
--------------------------
    Richard Barth


/s/ Arnold J. Levine                     Director            May 24, 2000
--------------------------
    Arnold J. Levine

                                 EXHIBIT INDEX

Exhibit No.    Document
-----------    --------
    4.1        Indenture, dated as of February 29, 2000, between the Registrant and The Bank of New York, as trustee, including the form of 5 1/2% Convertible Subordinated Note due 2005 attached as Exhibit
               A thereto+

    4.2 Registration Rights Agreement between the Registrant and Merrill Lynch & Co., as the purchaser, dated as of January 19, 2000

    5.1        Opinion of Davis Polk & Wardwell

   12.1   Computation of Ratio of Earnings to Fixed Charges

   23.1   Consent of KPMG LLP, Independent Certified Public Accountants

   23.2   Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

   23.3   Consent of Kenyon & Kenyon

   23.4   Consent of Hoffman & Baron, LLP

   24.1 Power of Attorney (included on the signature page of the Registration Statement)

   25.1   Form T-1 Statement of Eligibility of The Bank of New York to
          act as trustee under the indenture
---------
+ Incorporated by reference to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.